Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Pinnacle West Capital Corporation on Form S-3, of our report dated March 11, 2004 (December 15, 2004, as to the effects of the discontinued operations of NAC described in Note 22) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in 2003 in the method of accounting for non-trading derivatives, the change in 2002 in the method of accounting for trading activities, and to the change in 2001 in the method of accounting for derivatives and hedging activities) appearing in the Current Report on Form 8-K of Pinnacle West Capital Corporation dated November 18, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
December 17, 2004